Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated September 13, 2016, relating to our audit of the consolidated financial statements of Magellan Petroleum Corporation, which includes an explanatory paragraph regarding the substantial doubt about Magellan Petroleum Corporation’s ability to continue as a going concern, which appears in the Annual Report on Form 10-K of Magellan Petroleum Corporation for the year ended June 30, 2016. We also consent to the reference to our firm under the caption "Experts" in this Registration Statement.

/s/ EKS&H LLLP

October 11, 2016
Denver, Colorado